AMT CAPITAL FUND, INC.

ARTICLES SUPPLEMENTARY
TO THE ARTICLES OF INCORPORATION

AMT Capital Fund, Inc., a Maryland Corporation (the "Corporation") having a principal office in New York, New York and having the Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST:	Pursuant to the authority vested in the Board of Directors in Article
FIFTH of the Articles of Incorporation of the Corporation (the "Charter"), the Board of Directors may, without shareholder approval, designate one or more classes of shares of common stock, to fix the number of shares in any such class and to reclassify any unissued shares with respect to such class (subject to any applicable rule, regulation or order of the Securities and Exchange Commission or other applicable law or regulation) shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Board may determine in the absence of contrary determination set forth herein. The aforesaid power shall include the power to create, by classifying unissued shares in the aforesaid manner, one or more classes in addition to those initially designated in the Charter;

SECOND:	Pursuant to the foregoing authority , the Board of Directors has reclassified and designated: (a) 125,000,000 authorized but unissued shares of the U.S. Market Index Portfolio common stock, par value $.001 per share, as U.S. Selected Growth Portfolio Class A common stock, par value $.001 per share (the "Class A shares"), and (b) 125,000,000 authorized but unissued shares of the U.S. Market Index Portfolio common stock, par value $.001 per share, as U.S. Selected Growth Portfolio Class B common stock (the "Class B shares"), par value $.001 per share. The Class A shares and the Class B shares represent interests in the same investment portfolio of the Corporation and together shall be subject to all provisions of Article FIFTH of the Charter relating to stock of the Corporation generally and shall have identical preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, except as follows:

(a) The dividends and distributions of investment income and capital gains with respect to the Class A shares and the Class B shares, respectively, shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary as between the Class A shares and the Class B shares to reflect differing allocations of the expenses of the Corporation between the holders of the Class A shares and the holders of the Class B shares to such extent and for such purposes as the Board of Directors may deem appropriate;

(b) The holders of the Class A shares shall have the exclusive voting rights with respect to provisions of a distribution plan, if any, adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the Class A shares and no voting rights with respect to the provisions of any Plan applicable to the Class B shares and the holders of the Class B shares shall have exclusive voting rights with respect to the provisions of any Plan applicable to the Class B shares and no voting rights with respect to the provisions of any Plan applicable to the Class A shares; and

(c) The net asset value of a Class A share and the net asset value of a Class B share shall be separately computed, and may vary from one another, in order to reflect any differences in the undistributed investment income or capital gains allocated to each such class, or in the capital account of each such class, resulting from differing allocations of the expenses of the Corporation between the holders of the Class A shares and the holders of the Class B shares.

THIRD:  	The shares aforesaid have been duly classified or reclassified by the
Board of Directors pursuant to the authority and power contained in the
Corporation's Charter.

FOURTH:	These Articles of Supplementary to the Articles of Incorporation do not
increase the capital stock of the Corporation.

	IN WITNESS WHEREOF, AMT Capital Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on November 14, 1995.

ATTESTED:	                              			AMT CAPITAL FUND, INC.



 /s/ William E. Vastardis                  /s/ Alan M. Trager
William E. Vastardis, Secretary		         Alan M. Trager, President

	THE UNDERSIGNED, Alan M. Trager, President of AMT CAPITAL FUND, INC., who executed on behalf of the Corporation the foregoing Articles of Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                            /s/ Alan M. Trager
                                          		Alan M. Trager, President